SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section12(b) or (g) of the Securities Exchange Act of 1934

STRATEGIC ASSET LEASING, INC.
(Exact name of Registrant as specified in its charter)

Wyoming	85-3802918
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

13576 Walnut Street Omaha, NE 68144
(Address of principal executive offices)

(480) 254 5871

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Title of Each Class to be so Registered
Common Shares, par value $0.0001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of a “large, accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging Growth Company	☐

This registration statement on Form 10 (the “Registration Statement”) is being filed by Strategic Asset Leasing, Inc. in order to register common stock of the Company voluntarily pursuant to Section 12(g) under the Securities Exchange Act of 1934, as amended (the “Exchange Act ”). The Company is not required to file this Registration Statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.  The registration statement, including exhibits, may be inspected without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, 100 F Street, NW, Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at l.800.SEC.0330. The SEC maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with it. The address of the SEC’s Website is http://www.sec.gov.

FORWARD LOOKING STATEMENTS

There are statements in this registration statement that are not historical facts. These “forward-looking statements” can be identified by use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Although management believes that the assumptions underlying the forward looking statements included in this registration statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this registration statement will in fact transpire. You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements unless required by applicable laws or regulations.

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Strategic Asset Leasing, Inc.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Business.

Organizational History.

The company was originally organized in Nevada on August 2, 2004 and re-domiciled in Wyoming on March 5, 2013.

On November 1, 2021, the Company executed an Agreement and Plan of Merger with Anew Acquisition Corp (“ANEW”), including the wholly own subsidiaries ANEW Oncology, Inc. and Anew Gene Therapy Inc., whereby each issued and outstanding share of ANEW common stock was converted into the right to receive one-one hundredth (1/100) of a share of the Company’s Series B preferred stock, par value $.001 per share. On November 1, 2021, the total ANEW stock issued and outstanding was aggregate of 40,525,000 shares which was converted into an aggregate of 405,250 shares of the Company’s Series B preferred stock.

The Agreement and Plan of Merger between the Company and ANEW was treated as a reverse acquisition for financial statement reporting purposes. Accordingly, the ANEW’s assets, liabilities and results of operations became the historical financial statements of the Company. The Company’s name will be changed to ANEW Medical, Inc. The 1,044,861,360 outstanding shares of Company’s common stock prior to the Agreement and Plan of Merger agreement, were considered to be shares issued upon the reverse acquisition.

On November 1, 2021, the shareholders of Strategic Asset Leasing, Inc., approved a name change and approved a 1-for-2500 reverse split. On April 19, 2022, the Company filed an Articles of Amendment with the State of Wyoming, changing its name to “ANEW Medical, Inc.” and the contemplated 1-for-2,500 reverse split. During January 2022 and in accordance with SEC Rule 10b-17 and FINRA Rule 6490, the Company submitted documents and other information to FINRA in furtherance of pursuing and obtaining approval of the subject reverse stock split and name change. The Company must submit additional documents requested by, and necessary to obtain approval of, FINRA in connection with the subject reverse stock split and name change. As of May 10, 2022, the reverse split and name change have not been declared effective.

Our Business

Anew Medical, Inc. (“Anew Medical” or the “Company”) was formed to develop cutting-edge biologic medicines for the treatment of chronic diseases – cancer, cardiovascular, and neurodegenerative disorders. As we age and get older, these diseases become the major cause of death or disablement. There are two subsidiaries managed by the Anew Medical team - Anew Biologics, Inc. uses state-of-the-art biologic therapies to treat cancer – recombinant proteins made outside the body, and Anew Gene Therapies, Inc. uses a gene therapy approach to introduce therapeutic proteins inside the body – to either block factors causing disease or to replace human genes that have either shut down native protein production or have mutated to produce aberrant proteins that do not function at all.

The Company has a two-pronged business strategy, “multiple shots-at-the –goal”, that we consider to be a “low risk/high risk” opportunity to investors. Anew Medical has licensed recombinant antibodies with known therapeutic activity and a known market (“low risk”) in treating cancer, autoimmune diseases, and vascular (eye) diseases, and these product candidates require a Phase 3 study and can be approved for marketing in the US and Europe (the major pharmaceutical markets) in three years. The antibodies are already approved in several countries outside of the US and EU markets.

The Company has recently licensed gene therapy intellectual property from a renowned research institution in Barcelona, Spain that has shown the potential to halt or eliminate or stop the progression of Alzheimer’s Disease and other memory/cognitive disorders of the brain. These “early stage” product candidates are not approved in any market, so the Company and its subsidiary will have the next 4-5 years to produce lead candidates, do clinical Phase 2 and Phase 3 testing of the candidates, validate its use in cognition/memory, and obtain regulatory approval in the major markets around the world. Thus, the cell and gene therapy approach at treating age-related diseases (brain cognition, cardiovascular disease, chronic kidney disease, osteoporosis, etc.) is a “high risk” program, but the products will have a tremendous human impact and a tremendous market potential worldwide.

We are focused on commercializing several blockbuster biologic drugs whose patents have expired and have been proven by our corporate partner to be highly similar to the Genentech/Roche reference antibodies already on the market. These antibody products are referred to as “biosimilars” or “biogenerics”. Our exclusively licensed portfolio consists of Roche/Genentech’s bevacizumab (anti-VEGF, Avastin®) and rituximab (anti-CD20, Mabthera® and Rituxan®).

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These two antibody products still provide annual revenue of over $16 Billion to the Roche/Genentech franchise. These are extremely important biologic drugs that are the mainstay or “gold standard” in the treatment of human solid tumors (bevacizumab) and have proven to have tremendous activity in the treatment of B-cell cancers and autoimmune diseases such as rheumatoid arthritis and systemic lupus (rituximab). Bevacizumab is also used to treat six different eye disease to include macular degeneration and diabetic retinopathy. We have engineered and cloned cells that produce these antibody proteins with the exact same amino acid sequence, structure, and composition as the Roche/Genentech antibody, and they perform just like the commercial products. Our corporate partner has already commercialized and obtained market approval of these biologics as biosimilars in countries outside of our territories – our Territories include North America, Europe, Israel, and certain countries outside of these major markets.

The extensive “biocomparability exercise” performed by our corporate partner and manufacturer (exclusive supply and license agreement) has shown an extremely high degree of similarity (biosimilarity) between our drug candidate and the Roche/Genentech antibody. The striking similarity in the amino acid sequence of the copy provides us the comfort of calling our molecules “bioidentical” or as being termed “highly biosimilar” in all assays performed in vitro and in vivo, and in human clinical trials in patients with cancer.

Our 2022-2023 objectives are to start and complete Phase 3 studies to obtain commercial approval in the major markets of our two lead candidate molecules by: 1. Meeting with FDA and EMA to obtain concurrence that the molecules are highly similar; 2. Obtaining an agreement with FDA and EMA as to the design and statistical plan for performance of a single Phase 3 clinical trial required to obtain market approval as a biosimilar to the reference medicinal product in both Europe and in the U.S.A. under the abbreviated regulatory route for biosimilar biologics; and 3. Completing the Phase 3 studies using a global clinical CRO. The “abbreviated” “351(k)” route for biosimilars involves the conduct of a double-blind, randomized pharmacokinetics/pharmacodynamics (PK/PD) study in 40-50 subjects and a single Phase 3 non-inferiority safety & efficacy study in ~600 cancer patients. We are extremely confident of our ability to achieve these objectives due to the high level of biosimilarity of the products developed and provided by our partner, and the extensive experience of our management team in conducting PK/PD and randomized, double-blind Phase III studies in an oncology patient setting. The team also has extensive experience in understanding the funding needs and timelines for running a large Phase 3 international study, as we have done this before. Our team has also launched and marketed over 100 medical products in the US, Canada, Japan, and all European countries.

The confidence in our products being approved as a biosimilar comes from extensive, comparative analytical and clinical data. The “comparability exercise” thoroughly evaluates the primary, secondary and tertiary structure of the antibody molecules and is always analyzing several lots of our biosimilar compared alongside of several lots of the commercial product. Key comparators are the primary amino acid sequences, the secondary composition to include peptides and glycopeptides (antibodies are glycoproteins), the tertiary activity to include binding plots of the antibody to its antigen (isolated antigen or antigen on the cancer cell), antibody-mediated cell killing, and other immune effector assays such as blocking a growth factor - blocking the growth factor required for tumor cell propagation. For example, in the case of bevacizumab (Avastin), the antibody binds and blocks the growth factor (vascular endothelial growth factor or “VEGF”) required for endothelial cells to make new blood vessels in tumors. By blocking the growth factor, tumors are starved of blood and nutrients, and they begin to die from the lack of blood supply. The rituximab antibody binds to the surface of the cancer cells and induce the immune system to kill the tumor cell by antibody-dependent cellular cytotoxicity (“ADCC”), by complement-mediated cellular cytotoxicity (“CMC”), and/or by “Fc-related” immune mechanisms.

Another key, de-risked, comparative factor is the clinical results obtained by our corporate partner after administration of our antibody drug and the Roche reference drug to patients with cancer and showing comparative PK/PD (drug levels and drug effects over time) data, and the clinical safety and efficacy (overall response and complete response data) of the reference drug compared statistically to our antibody biologic. In all testing sighted above, our drug has differed not more than 2-5% from the reference medicinal product, and in many cases, we have improved activity over the reference medicinal product, but not a statistically significant difference.

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For a generic drug to be approved by FDA, the biochemical and human clinical data has to be within 20% of the reference medicinal product data, so, based on our partner’s data, we are very confident we can achieve highly similar results in our cancer patient populations in the U.S. and Europe. The processes resulting in such high degrees of similarity are trade secrets we do not plan to disclose such processes, while the intellectual properties are being licensed in or are developed internally, e.g., improved formulations and novel delivery systems for our products.

Competition

Because of the success of these antibody products and the known market needs, there will be competition in all successful product areas. We describe below our plans to differentiate ourselves from the others. The “big pharma companies” working in the antibody biosimilars space either grew their efforts in-house due to manufacturing capacity (Sandoz, Amgen and their Activis/Watson acquisition for $8.5 Billion), Samsung- Bioesis (JV between Samsung Biologics, MSD, and Biogen-Idec for $1.9 Billion), or through acquisition (Pfizer’s acquisition of Hospira for $17 Billion, and Teva’s acquisition of Mylan and the Mylan/Biocon JV ($600M up-front then $4.5 Billion). Most of the biosimilar companies actually started with the blockbusters recombinant insulins, and migrated to the anti-TNF products named Humira, Embrel and Remicade. There may be 15 or more companies around the world, many in China, with manufacturing capacity for making biosimilars, and most have “followed the dollars” to Humira and the other anti-TNF products. However, in the focused oncology space, we know that companies competing directly with our product oncology portfolio are Sandoz, Amgen/Watson, Mylan/Biocon, Pfizer/Hospira and the Samsung Bioepis JV (Samsung manufactures, and MSD & Biogen-Idec will sell). Thus, ANEW is competing with 5-6 big global pharma companies for Avastin. No new competitors have entered the oncology biosimilars space in the past 4 years. Indian companies include Biocon, Dr. Reddy’s, Intas, and our partner, Reliance Life Sciences (RLS). Most Indian companies are already partnered with U.S. companies (as described above). RLS optimizes manufacturing to show a high degree of analytical biosimilarity and then proves clinical efficacy and comparable safety in randomized clinical studies of nearly 120-150 patients. Thus, following biosimilars guidance and regulations, safety and efficacy is confirmed by RLS before we chose to bring in the products.

Specifically, to compete in this market area with oncology and oncology supportive care products, we need to execute on the following initiatives:

1. Incorporate simple improvements. We can incorporate small changes that provide an improvement to the cancer patient add no additional cost. We can in-license a formulation that allows the drug to remain at room temperature for up to 2 years. This is a simple formulation change with salts and buffers that are “GRAS”. The lack of “cold chain” requirement for our biologics will be an improvement for pharmacies and clinics that have to store the product under refrigeration. A formulation that can be given by an injection (subcutaneous) rather than a 1-hour intravenous infusion would make delivery simpler for patients and less expensive to the healthcare system. Novel formulation and delivery systems will be discussed with FDA during the various biosimilar committee meeting with FDA.

2. Lower generic-like drug pricing. Unlike conventional drugs, biologic drugs take less of a price drop when compared to generic oncology drugs. To date, biosimilar biologics licensed and approved in Europe and the U.S. to date are only 10-15% below the innovator’s product pricing. Our drug costs will be at 50% below the innovator product pricing. We can do this because we are only investing in Phase III trials as our partner (RLS) has funded all product development with the exception of trials large enough for FDA approval. Thus, our return-on-investment (Phase III) will be realized much sooner than the hundred-of-millions of dollars that other companies must invest to get to the same point – Phase III. As an example, 1 gram vial of rituximab (Rituxan) that is sold by Roche/Genentech is priced at $5,000 and our cost-of-goods is $200 per 1 gram vial, we can launch at $2,500 per 1 gram vial and attract purchasers because of this significantly lower pricing, allowing Anew to make a nice penetration into the marketplace.

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3. Hire a technical contract sales organization (CSO). Hundreds of millions of dollars are spent on “in- house” marketing and salespeople.  We would have to hire and train a sales force and then continue to pay several millions of dollars per month to keep the sales force busy, let alone pay for other marketing and sales expenses. Instead, we can keep our burn rate lower and pricing lower by recruiting and hiring a contract sales organization or “CSO”. The CSO can allocate a certain number of salespeople per region that can be trained and deployed, and we only pay for the people and the time spent by the people marketing and educating the market on our products. Outside the U.S., we will have partners to distribute market and sell products in countries outside the U.S. and Canada.

4. Educate the patients/consumer about biosimilars. It is important to educate “the consumer” on our biosimilar biologics portfolio as a differentiator. Generic drugs are not marketed. There will be a limited amount of marketing for biosimilars. We will have a trained, scientific sales force who will educate the physician, patients, pharmacists and payors (insurance, Governments, etc.) on the clinical data, the similarity results, the pricing differences, and the quality of our product compared to the other companies with product in the biosimilars space. Identical amino acid sequences of our proteins will be a highlight.

5. Orphan Drug and new indications. Many drugs are approved for one indication, and then the market expanded with additional clinical trials proving efficacy in other indications. The FDA and other regulatory authorities are now allowing “extrapolation”, which means if the Phase III results are equal to the results of the innovator product results, the biosimilar will be approved the for indication tested in the Phase III, but also for other indications (diseases) that are covered in the label (the package insert) of the innovators product. For example, Herceptin (trastuzumab) is approved for breast cancer and for gastric cancer that over-express the HER-2 oncogene. When a biosimilar to Herceptin is approved based on a Phase III study done in metastatic breast cancer, it will be approved through extrapolation to adjuvant breast cancer and for gastric cancer as well. As another example, rituximab (Roche’s Mabthera and Rituxan) is approved to treat B-cell lymphoma, B-cell leukemia, rheumatoid arthritis, and a few other autoimmune diseases as defined in the label (package insert). Autoimmune disease is a very large category of diseases, rare and common, that result in the body making auto-antibodies against “self” proteins. The antibodies that attack normal tissues are made by B-cells, and rituximab eliminates B-cells for a time and the disease goes into remission. Ultimately, the B-cells return, and another dose of rituximab is needed. Since there are dozens of autoimmune diseases that are rare, and the rare diseases are of little interest to “big pharma”, We plan on will conduct studies in rare autoimmune disease and obtain orphan drug designations for our rituximab- anew in these rare diseases. Obtaining orphan drug status prevents the off-label use of Mabthera or any biosimilar to rituximab-anew in this indication for 7 to 10 years and gives the Company several other beneficial advantages (tax break on all clinical trial costs, waiver on the PDUFA Fees, etc.).

Gene Therapy Products

The Company has licensed “the anti-aging protein” Klotho for gene therapy against Alzheimer’s disease – a longer-term, higher-risk program, but high reward product development opportunity.

The world’s population is aging rapidly and preserving brain health has emerged as a major biomedical challenge. Without novel interventions, over 80 million people worldwide will suffer from memory problems resulting from aging and age-related disease by 2040. Aging has been proven to be the primary risk factor for failing cognition and Alzheimer’s disease. Biologic or genetic regulators of aging might be harnessed for the treatment and prevention of cognitive decline, depression, and dementia.

Life expectancy has increased dramatically over the past 150 years, although not all of the years-gained are healthy years. The proportion of life lived in good health has remained constant, implying increasing years in poor health. And the global “disease burden” is shifting towards chronic, non-communicable diseases, estimated to have caused over 72% of deaths in the United States in 2016. So, there is a growing emphasis on “healthy aging” and an emerging body of research data and discoveries focusing on the biology of aging.

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Because aging is the primary risk factor for cognitive decline, and an emerging health threat to aging societies worldwide, providing an “anti-aging” medicine like Klotho may be able to counteract cognitive decline and neurodegenerative diseases such as Alzheimer’s disease. Alzheimer's disease (“AD”) is the most common type of senile dementia worldwide.

Recently, the discovery by our investigator of a membrane-bound and a circulating form of a protein hormone in humans with anti-aging properties and encoded by the Klotho gene at a human chromosome locus of 13q12 has provided strong evidence of protecting brain neurons from degeneration, clearing beta- amyloid plaques, controlling the insulin/insulin-like growth factor signaling pathway, delaying osteoporosis, lowering the incidence of cardiovascular disease, affecting kidney disease, and generally increasing the life- span of humans and other mammals who have the gene.

The anti-aging gene Klotho is reported to significantly decline with age, especially in the brain of patients with Alzheimer’s and animals genetically engineered to have AD. Direct treatment of neurons with Klotho protein hormone can prevent neuronal death from toxic glutamate and beta-amyloid protein, and other studies have shown clearance of beta-amyloid plaques* in animals treated with Klotho protein, so the utility of Klotho in the treatment and prevention of AD must be explored. Therapeutic approaches at increasing Klotho protein levels in man might prevent neuronal degeneration if treatment is started at the beginning of disease and advance the outcome for AD patients.

Employees

As of the date of this registration statement filed on Form 10, we have 3 employees.

Item 1A. Risk Factors.

Smaller reporting companies are not required to provide the information required by this item.

Item 2. Financial Information.

Selected Financial Information

Smaller reporting companies are not required to provide the information required by this item.

Management’s Discussion and Analysis of Financial Condition and Results of Operation.

Overview

The following discussion and analysis of our financial condition and results of operations (“MD&A”) should be read in conjunction with our financial statements and the accompanying notes to the financial statements included in this Form 10.

The MD&A is based on our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

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Background

We are a development stage company in the process of developing our biosimilar and gene therapy products. No revenue has been generated by the Company. It is unlikely the Company will have any revenues until it is able to market its products. The Company’s plan of operation for the remainder of the fiscal year shall be to continue its efforts raise sufficient funding to complete testing of our products and bring them to market. We estimate that the Company will need to raise approximately $50 million to 60 million to meet its goals. No assurance can be given that we will be able to raise the necessary funds on terms that are acceptable to the Company.

Emerging Growth Company Status

We are an “emerging growth company”, as defined in the JOBS Act, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including, but not limited to, not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company, we can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We intend to avail ourselves of these options. Once adopted, we must continue to report on that basis until we no longer qualify as an emerging growth company.

We will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of this offering; (ii) the first fiscal year after our annual gross revenue are $1.07 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If, as a result of our decision to reduce future disclosure, investors find our common stock less attractive, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

Results of Operations

Working Capital	December 31	December 31
	2021	2020

Current Assets	$304,520	$334,874
Current Liabilities	15,135	-
Working Capital (Deficit)	$289,385	$334,874

Cash Flows	December 31	December 31
	2021	2020

Cash Flows from (used in) Operating Activities	$(1,109,025)	$(913,141)
Cash Flows from (used in) Financing Activities	250,000	500,000
Net Increase (decrease) in Cash During Period	$(34,021)	$334,874

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Years Ended December 31, 2021 compared to Year Ended December 31, 2020

Revenues

We have generated revenues of $0 and $0 for the years ended December 31, 2021 and 2020.

Operating Expenses

Operating expenses for the year ended December 31, 2021 were $1,109,069 compared with $913,147 for the year ended December 31, 2020.  The increase in operating expenses were attributable to an increase in professional fees and stock-based compensation expense.

During the year ended December 31, 2020, the Company recorded a net loss of $1,109,025 compared with net loss of $913,141 for the year ended December 31, 2019.

Liquidity and Capital Resources

As of December 31, 2021, the Company's cash balance was $300,853 compared to cash balance of $334,874 as of December 31, 2020. As of December 31, 2021, the Company's total assets were $1,677,837 compared to total assets of $1,071,857 as of December 31, 2020. As of December 31, 2021, the Company had total liabilities of $15,135 compared with total liabilities of $0 as of December 31, 2020.

Cashflows from Operating Activities

During the year ended December 31, 2021 the Company’s cash used in operations was $1,109,025 as compared to $913,141 during the year ended December 31, 2020. The increase was primarily due to the increase expenses associated with developing our business plan.

Cashflows from Financing Activities

During the years ended December 31, 2021, the Company’s cash from financing activity was $250,000 as compared to $500,000 during the year ended December 31, 2020. Both amounts represent the proceeds of a private place of stock to investors.

Going Concern

We have not attained profitable operations and are dependent upon the continued financial support from our shareholders, the ability to raise equity or debt financing, and the attainment of profitable operations from our future business. These factors raise substantial doubt regarding our ability to continue as a going concern.

Our ability to continue as a going concern is dependent upon our ability to generate future profitable operations and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. Our ability to continue as a going concern is also dependent on our ability to find a suitable target company and enter into a possible reverse merger with such company. Management’s plan includes obtaining additional funds by equity financing through a reverse merger transaction and/or related party advances; however, there is no assurance of additional funding being available.

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Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

Default on Notes

There are currently no notes in default.

Item 3. Properties.

The Company neither rents nor owns any properties. The Company utilizes the office space and equipment of its Chief Executive Officer at no cost. Given the limited need of the Company, management believes that the office space is more than suitable and adequate.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

Principal Stockholders

The following table sets forth, as of December 31, 2021, the number of shares of Common Stock owned of record and beneficially by executive officers, directors and persons who beneficially own more than 5% of the outstanding shares of Common Stock of the Company.

	Common Stock		Series B Preferred		Series C Preferred
	Shares(1)	% of Class	Shares(1)	% of Class	Shares(1)	% of Class
Executive Officers and Directors
Dr. Joseph Sinkule Chief Executive Officer, Chief Financial Officer and Director	-	0%	129,501	35%	1,000,000	100%
All Executive Officers and Directors as a Group	-	0%	129,501	35%	1,000,000	100%
Other 5% Stockholders
Samuel Zentman	-	0%	33,500	9%	-	0%
Eli Schlesselfeld	-	0%	20,000	5%	-	0%

(1)	Number of shares beneficially owned.
(2)	Each share of Series B Preferred stock automatically converts into 100 shares of Common Stock upon the Company’s planned 2,500 for 1 reverse Common Stock split being effectuated.
(3)	Each share of Series C Preferred stock votes as the equivalent of 10,000 shares of Common Stock.

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Item 5. Directors and Executive Officers.

The following table sets forth information for our executive officers and directors, their ages and position(s) with the Company.

Name	Age	Position
Executive Officers
Dr. Joseph Sinkule	68	Chief Executive Officer, Officer, Chief Financial Officer, Director and Secretary

Non-Executive Directors
Dr. Shalom Hirschman	83	Director

Directors are elected and hold office until the next annual meeting of the stockholders of the Company and until their successors are elected. Officers are elected and serve at the discretion of the Board of Directors.

Dr. Joseph Sinkule, the Company’s CEO and Director has over 40 years of drug, biologic, and medical device R&D and commercialization experience. This serial entrepreneur is the founder and driving force behind the Company, its growing product portfolio, and its financing strategies. He has personally managed over 8 drug and biotech products successfully through FDA approval to market, 5 medical devices and 8 in vitro diagnostics. He has hired and managed both small and large teams of experienced people in pharma and biotech organizations, and managed contract research organizations (“CROs”) and contract development and manufacturing companies (“CDMOs”), working for large and small clients. After serving in academics and then in industry, Dr. Sinkule has evolved into a successful businessman and entrepreneur. He serves on the Board of two companies, and routinely consults for venture capitalist firms, investment banks, as well as both large and early-stage pharmaceutical and biotech companies.

Item 6. Executive Compensation.

Summary Compensation Table

The following table sets forth information concerning the compensation of our principal executive officer, our principal financial officer and each of our other executive officers during 2020 and 2021.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Nonequity Incentive Plan Compen- sation ($)	Non- Qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)

Jason Tucker	2020	$0	$0	$0	$0	$0	$0	$0	$0
(Chief Executive Officer, Chief Financial Officer, and Director)

Mark Miller (Director)	2020	$0							$0

Joseph Sinkule (1)(2)	2020	$0	$0	$0	$0	$0	$0	$0	$0
(Chief Executive Officer, Chief Financial Officer, Secretary and Director)
	2021	$190,000	$0	$0	$0	$0	$0	$0	$190,000

(1)	Commencing December 2020.
(2)	Includes compensation paid by Anew Oncology, Inc. prior to the reverse acquisition with the Company.

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Employment Agreements

The Company has no employment agreements any of its executives.

Directors Compensation

No director received compensation for services rendered in any capacity to us during the fiscal years ended December 31, 2021 and December 31, 2020.

Indemnification of Directors and Officer

Our Articles of Incorporation, as amended and restated, and our Bylaws provide for mandatory indemnification of our officers and directors, except where such person has been adjudicated liable by reason of his negligence or willful misconduct toward the Company or such other corporation in the performance of his duties as such officer or director. Our Bylaws also authorize the purchase of director and officer liability insurance to insure them against any liability asserted against or incurred by such person in that capacity or arising from such person's status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have the power to indemnify such person under the applicable law.

Compensation Committee Interlocks and Insider Participation

We have not established a compensation committee. We are not currently subject to any law, rule or regulation requiring that we establish a compensation committee.

Item 7. Certain Relationships and Related Transactions.

Other than as described herein, none of our directors or executive officers, nor any person who beneficially owns, directly or indirectly, shares carrying more than five percent of the voting rights attached to all of our outstanding shares, nor any members of the immediate family (including spouse, parents, children, siblings, and in- laws) of any of the foregoing persons has any material interest, direct or indirect, in any transaction over the last two years or in any presently proposed transaction which, in either case, has or will materially affect us.

We do not have a specific policy or procedure for the review, approval, or ratification of any transaction involving related persons. We historically have sought and obtained funding from officers, directors, and family members as these categories of persons are familiar with our management and often provide better terms and conditions than we can obtain from unassociated sources. Also, we are so small that having specific policies or procedures of this type would be unworkable.

13

Item 8. Legal Proceedings.

None.

Item 9. Market Price of, and Dividends on, the Registrant’s Common Equity and Related Stockholder Matters.

(a) Market Information

Our common stock is listed for quotation on the OTC Market under the ticker symbol “LEAS.”

The following table sets forth, for the periods indicated, the high and low closing sales prices of our common stock (where the end of the quarter was on a weekend or holiday and in cases where there was otherwise no trading activity, the high and low prices nearest and prior to the date have been used):

FISCAL YEAR ENDED DECEMBER 31, 2021:	High	Low
March 31, 2021	$0.004	$0.001
June 30, 2021	$0.002	$0.001
September 30, 2021	$0.003	$0.001
December 31, 2021	$0.017	$0.001

FISCAL YEAR ENDED DECEMBER 31, 2020:
March 31, 2020	$0.002	$0.001
June 30, 2020	$0.002	$0.001
September 30, 2020	$0.006	$0.001
December 31, 2020	$0.005	$0.002

(b) Holders

As of December 31, 2021, there were approximately 40 holders of record of our common stock, not including beneficial holders of shares held by the Depository Trust Company/

(c) Dividends

The Company has never declared or paid any cash dividends. It is the present policy of the Company to retain earnings to finance the growth and development of the business and, therefore, the Company does not anticipate paying dividends on its Common Stock in the foreseeable future.

(d) Information Related to Outstanding Shares

As of December 31, 2021, there were 1,044,861,360 shares of our common stock issued and outstanding.

All of our issued and outstanding common shares were issued and have been paid for and held for a period in excess of six months and are eligible to be resold pursuant to Rule 144 promulgated under the Securities Act when the Company has been reporting for one year and has ceased being a “shell company” as defined by Rule 144(i) by the filing of this Form 10.

The resale of our shares of common stock owned by officers, directors and affiliates is subject to the volume limitations of Rule 144. In general, Rule 144 permits our affiliate shareholders who have beneficially owned restricted shares of common stock for at least six months to sell without registration, within a three-month period, a number of shares not exceeding one percent of the then outstanding shares of common stock. Furthermore, if such shares are held for at least six months by a person not affiliated with the company (in general, a person who is not one of our executive officers, directors or principal shareholders during the three-month period prior to resale), such restricted shares can be sold without any volume limitation, provided all of the other requirements for resale under Rule 144 are applicable.

14

Item 10. Recent Sales of Unregistered Securities.

On November 1, 2021, the Company issued 405,250 shares of the Company’s Series B preferred stock to 46 individuals pursuant to the terms of an Agreement and Plan of Merger in connection with the Company acquisition of Anew Oncology Corp., a Delaware corporation.

The sales of the above-described securities were deemed to be exempt from registration under the Securities Act because they were made in reliance upon the exemption from registration provided under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 11. Description of Registrant’s Securities to be Registered.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. The holders of the common stock have the sole right to vote, except as otherwise provided by law, by our articles of incorporation, or in a statement by our board of directors in a Certificate of Designation.

In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

The holders of the common stock do not have cumulative voting rights or preemptive rights to acquire or subscribe for additional, unissued or treasury shares in accordance with the laws of the State of Wyoming. Accordingly, the holders of more than 50 percent of the issued and outstanding shares of the common stock voting for the election of directors can elect all of the directors if they choose to do so, and in such event, the holders of the remaining shares of the common stock voting for the election of the directors will be unable to elect any person or persons to the board of directors. All outstanding shares of the common stock are fully paid and nonassessable.

Item 12. Indemnification of Directors and Officers.

Our Articles of Incorporation provide to the fullest extent permitted by Wyoming law, that our directors or officers shall not be personally liable to the Company or our stockholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our articles is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on behalf of the Company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our articles are necessary to attract and retain qualified persons as directors and officers.

Wyoming corporate law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

15

Item 13. Financial Statements and Supplementary Data.

The financial statements required to be included in this registration statement appear at the end of the registration statement beginning on page F-1.

16

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

We have not had any disagreements with us our accountants on any matter of accounting principles, practices or financial statement disclosure.

Item 15. Financial Statements and Exhibits.

(a)	Financial Statements

See the financial statements annexed to this Registration Statement which financial statements are incorporated herein by reference.

(b)	Exhibits

See below.

The following documents are filed as exhibits hereto:

Exhibit Number	Exhibit Description

3.1	Articles of Incorporation*

3.2	Articles of Continuance

3.3	Articles of Amendment

3.4	Articles of Amendment

3.5	Bylaws*

23.1	Consent*

* Filed herewith

17

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

STRATEGIC ASSET LEASING, INC

By:	/s/ Joseph Sinkule
Name: Joseph Sinkule Title: CEO, CFO, President and Director Date: July 11, 2022

18

STRATEGIC ASSET LEASING, INC.

1740H Dell Range Blvd. #166

Cheyenne, WY 82009

Financial Statements and Notes

For the Years Ended December 31, 2021 and 2020

Explanatory Note:

On November 1, 2021, the Company executed an Agreement and Plan of Merger with ANEW Medical Inc. (“ANEW”; “the Accounting Entity”).  See Note 3 – Reverse Acquisition for a further discussion. The share exchange of the Company’s Series B preferred stock for the common stock of the Accounting Entity was treated as a reverse acquisition for financial statement reporting purposes with the Accounting Entity deemed the accounting acquirer and the Company deemed the accounting acquiree. Accordingly, the Accounting Entity’s assets, liabilities and results of operations became the historical financial statements of the Company. Since the acquisition shares were issued by the Company on November 1, 2021, no common stock is reported in the below financial statement and notes before November 1, 2021.  On November 1, 2021, the Company had 1,044,861,360 common shares, 405,250 shares of Series B preferred stock and 1,000,000 shares of Series C preferred stock issued and outstanding.

19

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Strategic Asset Leasing, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Strategic Asset Leasing, Inc. (the "Company") as of December 31, 2021 and 2020, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company's auditor since 2022

Lakewood, CO

July 5, 2022

F-1

STRATEGIC ASSET LEASING, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2021	December 31, 2020

ASSETS
Current assets:
Cash	$300,853	$334,874
Prepaid expenses	3,667	-
Total current assets	304,520	334,874

Other assets
Licenses	736,983	736,983
Goodwill	636,334	-
Total other assets	1,373,317	736,983

Total Assets	$1,677,837	$1,071,857

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$15,135	$-
Total current liabilities	15,135	-

Commitments and contingencies	-	-

Stockholders' equity (deficiency):
Preferred stock Series B, $0.001 par value; 500,000 shares authorized;
370,250 and -0- issued and outstanding as of December 31, 2021
and 2020, respectively	405	-
Preferred stock Series C, $0.0001 par value; 5,000,000 shares authorized;
1,000,000 and -0- issued and outstanding as of
December 31, 2021 and 2020, respectively	100	-
Common stock, $0.00001 par value; 1,500,000,000 shares authorized;
1,044,861,360 and -0- issued and outstanding as of December 31, 2021
and 2020, respectively	104,486	-
Additional paid in capital	4,175,337	2,580,458
Accumulated deficit	(2,617,626)	(1,508,601)
Total stockholders' equity (deficiency)	1,662,702	1,071,857

Total Liabilities and Stockholders' equity	$1,677,837	$1,071,857

The accompanying notes are an integral part of these financial statements.

F-2

STRATEGIC ASSET LEASING, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31, 2021	December 31, 2020

Operating expenses:
Stock compensation expense	$821,150		$748,015
Professional fees	280,347		165,000
General and administrative	7,572		132
Total operating expenses	1,109,069		913,147

Net operating income (loss)	(1,109,069)		(913,147)

Other (income) expense:
Interest income	(44)		(6)
Total Other (income) expense	(44)		(6)

Net income (loss)	$(1,109,025)		$(913,141)

Basic and diluted income (loss) per share	$(0.01)	$	N/A

Weighted average number of common
shares outstanding - basic	171,758,032		-

The accompanying notes are an integral part of these financial statements.

F-3

STRATEGIC ASSET LEASING, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

	Pref. Stock - Series B		Pref. Stock - Series C		Common Stock		Additional Paid-In	Accumulated	Total Stockholders' Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)

Balance at December 31, 2019	-	$-	-	$-	-	$-	$1,332,443	$(595,460)	$736,983

Issuance of common stock for services	-	-	-	-	-	-	748,015	-	748,015
Issuance of common stock for stock subscription	-	-	-	-	-	-	500,000	-	500,000
Net loss, period ended December 31, 2020	-	-	-	-	-	-	-	(913,141)	(913,141)

Balance at December 31, 2020	-	$-	-	$-	-	$-	$2,580,458	$(1,508,601)	$1,071,857

Issuance of common stock for services	-	-	-	-	-	-	821,150	-	821,150
Issuance of common stock for stock subscription	-	-	-	-	-	-	250,000	-	250,000
Shares issues with reverse merger	-	-	-	-	1,044,861,360	104,486	(104,486)	-	-
Series C preferred stock acquired in reverse merger	-	-	1,000,000	100	-	-	109,900	-	110,000
Series B preferred stock issued in reverse merger	405,250	405	-	-	-	-	518,315	-	518,720
Net loss, period ended December 31, 2021	-	-	-	-	-	-	-	(1,109,025)	(1,109,025)

Balance at December 31, 2021	405,250	$405	1,000,000	$100	1,044,861,360	$104,486	$4,175,337	$(2,617,626)	$1,662,702

The accompanying notes are an integral part of these financial statements.

F-4

STRATEGIC ASSET LEASING, INC.
Consolidated Statements of Cash Flow

	For the Years Ended
	December 31, 2021	December 31, 2020

Cash flows from operating activities:
Net income (loss)	$(1,109,025)	$(913,141)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	821,150	748,015
Changes in operating assets and liabilities:
Prepaid expenses	1,615	-
Due from related party	(12,896)	-
Accounts payable	15,135	-
Net cash provided by (used in) operating activities	(284,021)	(165,126)

Cash flows from financing activities
Proceeds from stock subscription	250,000	500,000
Net cash provided by financing activities	250,000	500,000

Net increase (decrease) in cash	(34,021)	334,874
Cash - beginning of the year	334,874	-
Cash - end of the year	$300,853	$334,874

Supplemental disclosures:
Interest paid	$-	$-
Income taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

F-5

Strategic Asset Leasing, Inc.

Notes to Consolidated Financial Statements

December 31, 2021

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION BASIS

Nature of organization & business

i)  Organization

The accompanying consolidated financial statements include Strategic Asset Leasing, Inc., formerly known as Mammoth Energy Group, Inc. ('LEAS' or the 'Company'), its wholly owned subsidiaries and any majority controlling interests.

The Company was incorporated on February 27, 2006, under the laws of the State of Nevada with the aim of pursuing lithium mining. Prior to being domiciled in Nevada, the Company was a Canadian corporation known as Technigen Corporation. In March of 2013, management decided to change the domicile of the Company to Wyoming by filing articles of continuance on March 5, 2013, subsequently dissolving the Nevada corporation.

In January 2020, due to regulatory and taxation hurdles, the Company abandoned the proposed Joint Venture to source and import hemp-based products from Southeast Asia.

On February 6, 2020, Denis Bolbat appointed Jason Tucker as CEO and resigned his position from the Company. Jason Tucker owns the Intellectual Property for a cash app “Add-On” source code that can be installed into existing Applications, allowing inner circle friends to share Currency and Crypto-Currency amongst one another in a fee free environment. Mr. Tucker has additional software, hardware, and source code currently under development and being reviewed for patenting.

On June 8, 2020, the Company formed a new subsidiary, Strategic Asset Holdings, LLC.

During August 2020, the Company approved an increase in the number of authorized common stock from 800,000,000 shares to 1,500,000,000 shares. Thereafter, the Company filed a Certificate of Amendment, with the state of Wyoming, increasing its authorized common stock from 800,000,000 shares to 1,500,000,000 shares.

On December 14, 2020, the Company entered a Stock Purchase Agreement with Dr. Joseph Sinkule for 1,000,000 shares of the Company’s Series C preferred stock.  The purchase price was $110,000.  Jason Tucker, the Company’s CEO, resigned from the Company and Mr. Simkule become the Company’s CEO and sole director. The $110,000 proceeds were used to repay the Company’s promissory notes and accrued interest and compensate Mr. Tucker for his service to the Company. The 1,000,000 of Series C preferred stock were considered acquired in the November 1, 2021 Agreement and Plan of Merger. See Note 3 – Reverse Acquisition for a further discussion.

On November 1, 2021, the Company executed an Agreement and Plan of Merger with Anew Acquisition Corp (“ANEW”), including the wholly own subsidiaries ANEW Oncology, Inc. and Anew Gene Therapy Inc., whereby each issued and outstanding share of ANEW common stock was converted into the right to receive one-one hundredth (1/100) of a share of the Company’s Series B preferred stock, par value $.001 per share. See Note 3 – Reverse Acquisition for a further discussion. Mr. Sinkule, the Company's CEO, was the CEO and sole director of ANEW.

On November 1, 2021, the shareholders of the Company approved a name change to ANEW Medical, Inc. and approved a 1-for-2500 reverse split.  As of December 31, 2021, these two actions have not been declared effective.

F-6

After November 1, 2021, the Company will pursue the development of its licensed rights in major world markets to biologic medicines and gene therapies that will be developed and commercialized by the Company and affiliates and/or corporate partners.

In accordance with Accounting Standards Codification (“ASC”) 915, Development Stage Entities, the Company is considered to be in the development stage, with limited operations since incorporating in the United States.

Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.

Use of Estimates

In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the statement of expenses. Actual results could differ from those estimates.

Reclassifications

Certain prior year amounts have been reclassified for comparative purposes to conform to the current-year financial statement presentation. These reclassifications had no effect on previously reported results of operations. In addition, certain prior year amounts from the restated amounts have been reclassified for consistency with the current period presentation.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

F-7

Concentrations of Risk

Cash and cash equivalents deposited with financial institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”).  The Company did not hold cash in excess of FDIC insurance coverage at a financial institution as of December 31, 2021 and December 31, 2020.

Prepaid Expenses

The Company considers all items incurred for future services to be prepaid expenses.

Property and equipment

Property and equipment are recorded at cost and depreciated on the straight-line method over the estimated useful lives.  Expenditures for normal repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts, and any gain or loss is included in operations.

Valuation of Long-Lived and Intangible Assets

We assess the impairment of long-lived and intangible assets periodically, or at least annually, and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered important, which could trigger an impairment review, include the following: significant underperformance relative to historical or projected future cash flows; significant changes in the manner of use of the assets or the strategy of the overall business; and significant negative industry trends. When management determines that the carrying value of long-lived and intangible assets may not be recoverable, impairment is measured as the excess of the assets’ carrying value over the estimated fair value.  Management is not aware of any other impairment changes that may currently be required; however, we cannot predict the occurrence of events that might adversely affect the reported values in the future. On September 30, 2020, the Company wrote-off $30,000 of equipment as impaired.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income. For option-based derivative financial instruments, The Company uses the Black-Scholes option-pricing model to value the derivative instruments at inception and subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

Fair Value Measurements

In September 2006, the FASB issued ASC 820 (previously SFAS 157) which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of ASC 820 were effective January 1, 2008.

As defined in ASC 820, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company classifies fair value balances based on the observations of those inputs. ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement).

F-8

The three levels of the fair value hierarchy defined by ASC 820 are as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

Level 2 – Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category generally include non-exchange-traded derivatives such as commodity swaps, interest rate swaps, options and collars.

 Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The Company did not identify any assets or liabilities that are required to be adjusted on the balance sheet to fair value as of December 31, 2021 and 2020.

F-9

Revenue Recognition

The Company recognizes revenue under ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” (“ASC 606”).   The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods and services transferred to the customer.

Revenue Recognition

Revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration that an entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods. The Company applies the following five-step model in order to determine this amount: (i) identification of the promised goods in the contract; (ii) determination of whether the promised goods are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation.

The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods and service transfers to the customer. Once a contract is determined to be within the scope of ASC 606 at contract inception, the Company reviews the contract to determine which performance obligations the Company must deliver and which of these performance obligations are distinct. The Company recognizes as revenues the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied. Generally, the Company’s performance obligations are transferred to customers at a point in time, typically upon delivery.

Bartering transactions represent the exchange of Company services for other services.  These transactions are recorded at the estimated fair market value of the services provided or the fair value of the services received, whichever is most readily determinable.  Revenue is recognized on bartering transactions and trade transactions when the services are provided.  Expenses are recorded ratably over a period that estimates when the service received is utilized, or when the event occurs.  Bartering transactions and trade revenues and expenses from continuing operations are included in revenue and cost of revenues, respectively.

F-10

Income taxes

The Company’s policy is to provide for deferred income taxes based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates that will be in effect when the differences are expected to reverse. The U.S. Tax Cuts and Jobs Act (TCJA) legislation reduces the U.S. federal corporate income tax rate from 35.0% to 21.0% and is effective June 22, 2018, for the Company. We did not provide any current or deferred U.S. federal income tax provision or benefit for any of the periods presented because we have experienced operating losses since inception.  When it is more likely than not that a tax asset cannot be realized through future income the Company must allow for this future tax benefit.  We provided a full valuation allowance on the net deferred tax asset, consisting of net operating loss carryforwards, because management has determined that it is more likely than not that we will not earn income sufficient to realize the deferred tax assets during the carryforward period.

The Company is not aware of any uncertain tax position that, if challenged, would have a material effect on the financial statements for the nine-months ended December 31, 2021, or during the prior three years applicable under FASB ASC 740.  We did not recognize any adjustment to the liability for uncertain tax position and therefore did not record any adjustment to the beginning balance of accumulated deficit on the consolidated balance sheet.   The Company is in the process of filing all unfiled tax returns. All tax returns for the Company remain open for examination.

Basic and diluted net income per share

Basic net loss per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (EPS) include additional dilution from common stock equivalents, such as stock issuable pursuant to convertible notes. Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be anti-dilutive for periods presented.  On December 31, 2021, the Company had no common stock equivalents.

Research and Development Cost

Research and development (R&D) costs are expensed as incurred. R&D costs are related to the Company’s internally funded development of the Company medical licenses.  The Company has not incurred R&D costs  for the years ended December 31, 2021 and 2020.

F-11

Stock Compensation

The Company accounts for share-based compensation in accordance with the fair value recognition provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) No. 718 and No. 505. The Company issues restricted stock to employees and consultants for their services. Cost for these transactions are measured at the fair value of the equity instruments issued at the date of grant. These shares are considered fully vested and the fair market value is recognized as expense in the period granted. The Company recognized consulting expenses and a corresponding increase to additional paid-in-capital related to stock issued for services. For agreements requiring future services, the consulting expense is to be recognized ratably over the requisite service period.

The Company uses the Black-Scholes-Merton valuation model for estimating the fair value of traded options and stock warrants.  There were no stock warrants or stock options outstanding on December 31, 2021 and 2020, respectively.

The Company recorded stock-based compensation of $821,150 and $748,015 for the years ended December 31, 2021 and 2020, respectively.

Related Parties

The registrant follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the Related parties include (a) affiliates of the registrant; (b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; (c) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; (d) principal owners of the registrant; (e) management of the registrant; (f) other parties with which the registrant may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

F-12

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: (a) the nature of the relationship(s) involved; (b) description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; (c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and (d) amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Recently Issued Accounting Standards

Management believes recently issued accounting pronouncements will have no impact on the financial statements of the Company.

NOTE 2 - GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred material recurring losses from operations.  The Company has not generated material revenues since inception and has generated losses totaling $2,617,626 since inception.

The consolidated financial statements do not contain any adjustments to reflect the possible future effects on the classification of assets or the amounts and classification of liability that may result should the Company be unable to continue as a going concern.

F-13

NOTE 3 – REVERSE ACQUISITION

On November 1, 2021, the Company (the “Legal Entity”) executed an Agreement and Plan of Merger with Anew Acquisition Corp, including the wholly own subsidiaries ANEW Oncology, Inc. and Anew Gene Therapy Inc., (the “Accounting Entity”), whereby each issued and outstanding share of the Accounting Entity common stock was converted into the right to receive one-one hundredth (1/100) of a share of the Company’s Series B preferred stock, par value $.001 per share. On November 1, 2021, the total Accounting Entity stock issued and outstanding was an aggregate of 40,525,000 shares and 46 shareholders which was converted into an aggregate of 405,250 shares of the Company’s Series B preferred stock. As stated in the Agreement and Plan of Merger, each share of Series B preferred stock shall automatically be converted into a number of shares of Company’s common Stock equal to the number of shares of Series B preferred stock being converted, multiplied by 100 on the date of the completion a reverse common stock split for an aggregate of 40,525,000 shares of the Company’s common stock.

The Agreement and Plan of Merger between the Company and the Accounting Entity was treated as a reverse acquisition for financial statement reporting purposes. Accordingly, the Accounting Entity’s liabilities and results of operations became the historical financial statements of the Company. The 1,044,861,360 outstanding shares of Legal Entity’s common stock prior to the Agreement and Plan of Merger agreement, were considered to be shares issued upon the reverse acquisition and the 1,000,000 Series C preferred stock were considered acquired during the reverse acquisition. The Company’s name will be changed to ANEW Medical, Inc.

As a result of the Agreement and Plan of Merger, Dr. Joseph Sinkule, the Legal Entity’s and Accounting Entity’s CEO and sole member of the Board of Directors, is the holder of 129,501 shares or 35% of the Company’s Series B preferred stock outstanding and 1,000,000 shares or 100% of the Company’s Series C preferred stock outstanding on a fully diluted basis.

The following table summarizes the fair values of assets acquired and Series C preferred stock assumed at the acquisition date of the Legal Entity.

Prepaid expenses	$5,282
Goodwill	636,334
Related party advances	(12,896)
Series C preferred stock	(110,000)

Total consideration	$518,720

F-14

Pro-Forma Financial Information

The following unaudited pro forma data summarizes the results of operations for the year ended December 31, 2021, as if the Merger between the Company, and Accounting Entity had been completed on January 1, 2021. The pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the Merger had taken place on January 1, 2021.

December 31, 2021
Revenues	$-
New Loss	$(1,115,503)
Net loss per basic common share	$(0.01)
Weighted average common shares outstanding	171,758,032

NOTE 4 – PREPAID EXPENSES

Prepaid expenses consist of the following:

	December 31, 2021	December 31, 2020
OTC Market fees	$3,667	$-
Total	$3,667	$-

NOTE 5 – EQUITY TRANSACTIONS

The Company was established with three classes of stock, common stock – 1,500,000,000 shares authorized at a par value of $0.0001 Class B preferred stock 500,000 shares authorized at a par value of $0.001 and Class C preferred stock 5,000,000 shares authorized at a par value of $0.0001. During August 2020, the Company increased the authorized shares of common stock from 800,000,000 shares to 1,500,000,000 shares.

On December 31, 2021, the Company issue and outstanding common stock was 1,044,861,360 shares 405,250 shares of Class B preferred stock and 1,000,0000 shares of Class C preferred stock. As a result of the November 1, 2021 reverse acquisition, the Company common stock and Class C preferred stock were consider issued on November 1, 2021. See Note 3 – Reverse Acquisition for a further discussion.

F-15

Class B Preferred stock

On October 15, 2021, the Company designated 500,000 shares of Series B convertible preferred stock “Series B preferred stock”. The holders of each share of the Series B preferred stock shall be entitled to receive dividends declared by the Board of Directors and conversion to 100 shares of the Company’s common stock.  In the event of a reverse common stock split, there will be no adjustment to the conversion of Series B preferred stock into shares of the Company’s common stock.

On November 1, 2021, the Company executed an Agreement and Plan of Merger with Anew Acquisition Corp, whereby each issued and outstanding share of Anew Acquisition Corp common stock was converted into the right to receive one-one hundredth (1/100) of a share of the Company’s Series B preferred stock, par value $.001 per share. See Note 3 – Reverse Acquisition for a further discussion. On November 1, 2021, the total Anew Acquisition Corp, stock issued and outstanding was an aggregate of 40,525,000 shares and 46 shareholders which was converted into an aggregate of 405,250 shares of the Company’s Series B preferred stock. As stated in the Agreement and Plan of Merger, each share of Series B preferred stock shall automatically be converted into a number of shares of Company’s common Stock equal to the number of shares of Series B preferred stock being converted, multiplied by 100 on the date of the completion a reverse common stock split for an aggregate of 40,525,000 shares of the Company’s common stock.  The preferred stock was valued at $518,720 or $1.28 per share.

Class C Preferred stock

On December 14, 2020, the Company entered a Stock Purchase Agreement with Dr, Joseph Sinkule, the Company CEO, for 1,000,000 shares of the Company’s Series C preferred stock.  The purchase price was $110,000 or $0.11 per share.  The $110,000 proceeds were used to repay the Company’s promissory notes and accrued interest and compensate the former CEO for his service to the Company. On November 1, 2021, the shares were acquired under the Agreement and Plan of Merger. See Note 3 – Reverse Acquisition for a further discussion.

Common Stock

On November 1, 2021, the shareholders of Company approved a 1-for-2500 reverse split.  As of December 31, 2021, action has not been declared effective.

On November 1, 2021, the Company entered into an Agreement and Plan of Merger between the Company and Anew Acquisition Corp, whereby the 1,044,861,360 outstanding shares were considered to be shares issued upon the reverse acquisition. See Note 3 – Reverse Acquisition for a further discussion.

F-16

NOTE 6 – MATERIAL CONTRACTS

On November 27, 2014, the Company signed a License Agreement and a Manufacturing and Supply Agreement  for the monoclonal antibody development license and supply agreement and related manufacturing with Reliance Life Sciences (RLS), the life science arm of Reliance Industries Pvt Ltd, the largest private company in India. The contract expires on November 27, 2024 with a 10-year renewal option.  The License Agreement intitles the Company to pay $100,000 per product for a total of three products with milestone payments for meeting certain criteria.  In addition, the Company will pay a quarterly royalty payment of 5% on net sales of finished products.    The Manufacturing and Supply Agreement contains an estimated acquisition price of active pharmaceutical ingredients  (API ) of $350,000 per Kg for each product developed. As of December 31, 2021, the Company has not generated any activity under the agreement.

On May 7, 2021 the Company sign a consulting agreement with a consultant to introduce the Company to a prospective investor/lender and includes a 5% commission fee. The contract terminates on May 7, 2022.  Additionally, contemporaneously with signing the agreement, the Company paid $10,000. As of December 31, 2021, the Company has not generated any activity under the agreement.

On October 10, 2021, the Company signed an Employment Agreement with Dr, Joseph Sinkule to serve as the Company’s CEO for three years ending on October 9th 2024.   In addition, My Sinkule will serve as a member of the board of directors for a five-year term. Mr. Sinkule’s annual salary will be $240,000 per year and increase to $360,000 per year upon raising a total of five million dollars ($5,000,000.00) or more in equity and/or debt financing.

On November 19, 2021, the Company sign a consulting agreement with an individual to raise capital for new medical products and commercialize such products for a 5% commission fee. As of December 31, 2021, the Company has not generated any activity under the agreement.

NOTE 7 - INCOME TAXES

The Company’s policy is to provide for deferred income taxes based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates that will be in effect when the differences are expected to reverse. We did not provide any current or deferred U.S. federal income tax provision or benefit for any of the periods presented because we have experienced operating losses since inception. When it is more likely than not that a tax asset cannot be realized through future income the Company must allow for this future tax benefit. We provided a full valuation allowance on the net deferred tax asset, consisting of net operating loss carryforwards, because management has determined that it is more likely than not that we will not earn income sufficient to realize the deferred tax assets during the carryforward period.

F-17

The Company is not aware of any uncertain tax position that, if challenged, would have a material effect on the financial statements for the year ended December 31, 2021 or during the prior three years applicable under FASB ASC 740. We did not recognize any adjustment to the liability for uncertain tax position and therefore did not record any adjustment to the beginning balance of accumulated deficit on the balance sheet. All tax returns for the Company remain open for examination.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences for the periods presented are as follows:

	2021	2020
Income tax provision at the federal statutory rate	21%	21%
Effect on operating losses	(21)%	(21)%

The net deferred tax assets consist of the following:

	December 31, 2021	December 31, 2020
Deferred tax asset	$549,701	$316,806
Valuation allowance	(549,701)	(316,806)
Net deferred tax asset	$-	$-

The change in the valuation allowance for the year ended December 31, 2021 was an increase of $232,895.

NOTE 8 – SUBSEQUENT EVENTS

On January 4, 2022, the Company filed an Articles of Amendment with the State of Wyoming, changing its name to “ANEW Medical, Inc.” and the contemplated 1-for-2,500 reverse split. During January 2022 and in accordance with SEC Rule 10b-17 and FINRA Rule 6490, the Company submitted documents and other information to FINRA in furtherance of pursuing and obtaining approval of the subject reverse stock split and name change. The Company must submit additional documents requested by, and necessary to obtain approval of, FINRA in connection with the subject reverse stock split and name change. As of July 5, 2022, the reverse split and name change have not been declared effective.

On January 24, 2022, the Company signed an exclusive, world-wide License Agreement with the University of Barcelona for a cell and/or gene therapy that has shown compelling activity in animal models of human Alzheimer’s disease and amyotrophic lateral sclerosis (“ALS” or “Lou Gehrig’s disease”). The gene therapy will also be applied to age-related diseases and rare (“Orphan”) diseases. Beginning on December 15, 2022, the annual license fee is 10,000 Euros. In addition, the Company will pay a Royalty equal to 3 % of net sales of finished products.

On February 21, 2022, the Company entered into a Stock Purchase Agreement with an individual to sell 1,666,667 shares of the Company’s common stock for $250,000 or $0.15 shares.  The shares issued will be calculated on a post-reverse split basis.  The Company has a planned 1-for-2500 reverse stock split of its common stock which was not declared effective as of July 5, 2022.

The Company evaluated all events or transactions that occurred through July 5, 2022. During this period, the Company did not have any other material recognizable subsequent events.

F-18

STRATEGIC ASSET LEASING, INC.

1740H Dell Range Blvd. #166

Cheyenne, WY 82009

Financial Statements and Notes

For the Three

Months Ended March 31, 2022 and 2021

Explanatory Note:

On November 1, 2021, the Company executed an Agreement and Plan of Merger with ANEW Medical Inc. (“ANEW”; “the Accounting Entity”).  See Note 3 – Reverse Acquisition for a further discussion. The share exchange of the Company’s Series B preferred stock for the common stock of the Accounting Entity was treated as a reverse acquisition for financial statement reporting purposes with the Accounting Entity deemed the accounting acquirer and the Company deemed the accounting acquiree. Accordingly, the Accounting Entity’s assets, liabilities and results of operations became the historical financial statements of the Company. Since the acquisition shares were issued by the Company on November 1, 2021, no common stock is reported in the below financial statement and notes before November 1, 2021.  On November 1, 2021, the Company had 1,044,861,360 common shares, 405,250 shares of Series B preferred stock and 1,000,000 shares of Series C preferred stock issued and outstanding.

F-19

STRATEGIC ASSET LEASING, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31, 2022	December 31, 2021

ASSETS
Current assets:
Cash	$442,419	$300,853
Prepaid expenses	2,292	3,667
Total current assets	444,711	304,520

Other assets
Licenses	736,983	736,983
Goodwill	636,334	636,334
Total other assets	1,373,317	1,373,317

Total Assets	$1,818,028	$1,677,837

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$28,685	$15,135
Total current liabilities	28,685	15,135

Commitments and contingencies	-	-

Stockholders' equity (deficiency):
Preferred stock Series B, $0.001 par value; 500,000 shares authorized;
370,250 issued and outstanding as of March 31, 2022 and
December 31, 2021	405	405
Preferred stock Series C, $0.0001 par value; 5,000,000 shares authorized;
1,000,000 issued and outstanding as of March 31, 2022 and
December 31, 2021	100	100
Common stock, $0.0001 par value; 1,500,000,000 shares authorized;
1,044,861,360 issued and outstanding as of March 31, 2022 and
December 31, 2021	104,486	104,486
Additional paid in capital	4,175,337	4,175,337
Common stock to be issued	250,000	-
Accumulated deficit	(2,740,985)	(2,617,626)
Total stockholders' equity (deficiency)	1,789,343	1,662,702

Total Liabilities and Stockholders' equity	$1,818,028	$1,677,837

The accompanying notes are an integral part of these financial statements.

F-20

STRATEGIC ASSET LEASING, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended
	March 31, 2022	March 31, 2021

Operating expenses:
Professional fees	$114,850		$25,000
General and administrative	8,518		271
Total operating expenses	123,368		25,271

Net operating income (loss)	(123,368)		(25,271)

Other (income) expense:
Interest income	(9)		(13)
Total Other (income) expense	(9)		(13)

Net income (loss)	$(123,359)		$(25,258)

Basic and diluted income (loss) per share	$(0.00)	$	N/A

Weighted average number of common
shares outstanding - basic	1,044,861,360		-

The accompanying notes are an integral part of these financial statements.

F-21

STRATEGIC ASSET LEASING, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT) - Unaudited

	Preferred Stock - Series B		Preferred Stock - Series C		Common Stock		Additional Paid-In	Common Stock to be	Accumulated	Total Stockholders' Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Issued	Deficit	(Deficit)
Three Months Ended March 31, 2021
Balance at December 31, 2020	-	$-	-	$-	-	$-	$2,580,458	$-	(1,508,601)	$1,071,857

Net loss, period ended March 31, 2021	-	-	-	-	-	-	-	-	(25,258)	(25,258)

Balance at March 31, 2021	-	$-	-	$-	-	$-	$2,580,458	$-	$(1,533,859)	$1,046,599

Three Months Ended March 31, 2022
Balance at December 31, 2021	405,250	$405	1,000,000	$100	1,044,861,360	$104,486	$4,175,337	$-	(2,617,626)	$1,662,702

Common stock subscription					-	-	-	250,000		250,000

Net loss, period ended March 31, 2022	-	-	-	-	-	-	-	-	(123,359)	(123,359)

Balance at March 31, 2022	405,250	$405	1,000,000	$100	1,044,861,360	$104,486	$4,175,337	$250,000	$(2,740,985)	$1,789,343

The accompanying notes are an integral part of these financial statements.

F-22

STRATEGIC ASSET LEASING, INC.
CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)

	For the Three Months Ended
	March 31, 2022	March 31, 2021

Cash flows from operating activities:
Net income (loss)	$(123,359)	$(25,258)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Prepaid expenses	1,375	-
Accounts payable	13,550	-
Net cash provided by (used in) operating activities	(108,434)	(25,258)

Cash flows from financing activities
Proceeds from stock subscription	250,000	250,000
Net cash provided by financing activities	250,000	250,000

Net increase (decrease) in cash	141,566	224,742
Cash - beginning of the year	300,853	334,874
Cash - end of the year	$442,419	$559,616

Supplemental disclosures:
Interest paid	$-	$-
Income taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

F-23

Strategic Asset Leasing, Inc.

Notes to Consolidated Financial Statements

March 31, 2022

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION BASIS

Nature of organization & business

i)  Organization

The accompanying consolidated financial statements include Strategic Asset Leasing, Inc., formerly known as Mammoth Energy Group, Inc. ('LEAS' or the 'Company'), its wholly owned subsidiaries and any majority controlling interests.

The Company was incorporated on February 27, 2006, under the laws of the State of Nevada with the aim of pursuing lithium mining. Prior to being domiciled in Nevada, the Company was a Canadian corporation known as Technigen Corporation. In March of 2013, management decided to change the domicile of the Company to Wyoming by filing articles of continuance on March 5, 2013, subsequently dissolving the Nevada corporation.

In January 2020, due to regulatory and taxation hurdles, the Company abandoned the proposed Joint Venture to source and import hemp-based products from Southeast Asia.

On February 6, 2020, Denis Bolbat appointed Jason Tucker as CEO and resigned his position from the Company. Jason Tucker owns the Intellectual Property for a cash app “Add-On” source code that can be installed into existing Applications, allowing inner circle friends to share Currency and Crypto-Currency amongst one another in a fee free environment. Mr. Tucker has additional software, hardware, and source code currently under development and being reviewed for patenting.

On June 8, 2020, the Company formed a new subsidiary, Strategic Asset Holdings, LLC.

During August 2020, the Company approved an increase in the number of authorized common stock from 800,000,000 shares to 1,500,000,000 shares. Thereafter, the Company filed a Certificate of Amendment, with the state of Wyoming, increasing its authorized common stock from 800,000,000 shares to 1,500,000,000 shares.

On December 14, 2020, the Company entered a Stock Purchase Agreement with Dr. Joseph Sinkule for 1,000,000 shares of the Company’s Series C preferred stock.  The purchase price was $110,000.  Jason Tucker, the Company’s CEO, resigned from the Company and Mr. Simkule become the Company’s CEO and sole director. The $110,000 proceeds were used to repay the Company’s promissory notes and accrued interest and compensate Mr. Tucker for his service to the Company. The 1,000,000 of Series C preferred stock were considered acquired in the November 1, 2021 Agreement and Plan of Merger. See Note 3 – Reverse Acquisition for a further discussion.

On November 1, 2021, the Company executed an Agreement and Plan of Merger with Anew Acquisition Corp (“ANEW”), including the wholly own subsidiaries ANEW Oncology, Inc. and Anew Gene Therapy Inc., whereby each issued and outstanding share of ANEW common stock was converted into the right to receive one-one hundredth (1/100) of a share of the Company’s Series B preferred stock, par value $.001 per share. See Note 3 – Reverse Acquisition for a further discussion. Mr. Sinkule, the Company's CEO, was the CEO and sole director of ANEW.

F-24

After November 1, 2021, the Company will pursue the development of its licensed rights in major world markets to biologic medicines and gene therapies that will be developed and commercialized by the Company and affiliates and/or corporate partners.

On November 1, 2021, the shareholders of the Company approved a name change to ANEW Medical, Inc. and approved a 1-for-2500 reverse split.

On January 4, 2022, the Company filed an Articles of Amendment with the State of Wyoming, changing its name to “ANEW Medical, Inc.” and the contemplated 1-for-2,500 reverse split. During January 2022 and in accordance with SEC Rule 10b-17 and FINRA Rule 6490, the Company submitted documents and other information to FINRA in furtherance of pursuing and obtaining approval of the subject reverse stock split and name change. The Company must submit additional documents requested by, and necessary to obtain approval of, FINRA in connection with the subject reverse stock split and name change. As of March 31, 2022, the reverse split and name change have not been declared effective.

In accordance with Accounting Standards Codification (“ASC”) 915, Development Stage Entities, the Company is considered to be in the development stage, with limited operations since incorporating in the United States.

Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.

Use of Estimates

In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the statement of expenses. Actual results could differ from those estimates.

Reclassifications

Certain prior year amounts have been reclassified for comparative purposes to conform to the current-year financial statement presentation. These reclassifications had no effect on previously reported results of operations. In addition, certain prior year amounts from the restated amounts have been reclassified for consistency with the current period presentation.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Concentrations of Risk

Cash and cash equivalents deposited with financial institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”).  The Company did not hold cash in excess of FDIC insurance coverage at a financial institution as of March 31, 2022 and December 31, 2021.

Prepaid Expenses

The Company considers all items incurred for future services to be prepaid expenses.

F-25

Property and equipment

Property and equipment are recorded at cost and depreciated on the straight-line method over the estimated useful lives.  Expenditures for normal repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts, and any gain or loss is included in operations.

Valuation of Long-Lived and Intangible Assets

We assess the impairment of long-lived and intangible assets periodically, or at least annually, and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered important, which could trigger an impairment review, include the following: significant underperformance relative to historical or projected future cash flows; significant changes in the manner of use of the assets or the strategy of the overall business; and significant negative industry trends. When management determines that the carrying value of long-lived and intangible assets may not be recoverable, impairment is measured as the excess of the assets’ carrying value over the estimated fair value.  Management is not aware of any other impairment changes that may currently be required; however, we cannot predict the occurrence of events that might adversely affect the reported values in the future. On September 30, 2020, the Company wrote-off $30,000 of equipment as impaired.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income. For option-based derivative financial instruments, The Company uses the Black-Scholes option-pricing model to value the derivative instruments at inception and subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

Fair Value Measurements

In September 2006, the FASB issued ASC 820 (previously SFAS 157) which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of ASC 820 were effective January 1, 2008.

As defined in ASC 820, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company classifies fair value balances based on the observations of those inputs. ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement).

F-26

The three levels of the fair value hierarchy defined by ASC 820 are as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

Level 2 – Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category generally include non-exchange-traded derivatives such as commodity swaps, interest rate swaps, options and collars.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The Company did not identify any assets or liabilities that are required to be adjusted on the balance sheet to fair value as of March 31, 2022 and December 31, 2021.

Revenue Recognition

Revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration that an entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods. The Company applies the following five-step model in order to determine this amount: (i) identification of the promised goods in the contract; (ii) determination of whether the promised goods are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation.

The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods and service transfers to the customer. Once a contract is determined to be within the scope of ASC 606 at contract inception, the Company reviews the contract to determine which performance obligations the Company must deliver and which of these performance obligations are distinct. The Company recognizes as revenues the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied. Generally, the Company’s performance obligations are transferred to customers at a point in time, typically upon delivery.

F-27

Income taxes

The Company’s policy is to provide for deferred income taxes based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates that will be in effect when the differences are expected to reverse. The U.S. Tax Cuts and Jobs Act (TCJA) legislation reduces the U.S. federal corporate income tax rate from 35.0% to 21.0% and is effective June 22, 2018, for the Company. We did not provide any current or deferred U.S. federal income tax provision or benefit for any of the periods presented because we have experienced operating losses since inception.  When it is more likely than not that a tax asset cannot be realized through future income the Company must allow for this future tax benefit.  We provided a full valuation allowance on the net deferred tax asset, consisting of net operating loss carryforwards, because management has determined that it is more likely than not that we will not earn income sufficient to realize the deferred tax assets during the carryforward period.

The Company is not aware of any uncertain tax position that, if challenged, would have a material effect on the financial statements for the three-months ended March 31, 2022, or during the prior three years applicable under FASB ASC 740.  We did not recognize any adjustment to the liability for uncertain tax position and therefore did not record any adjustment to the beginning balance of accumulated deficit on the consolidated balance sheet.   The Company is in the process of filing all unfiled tax returns. All tax returns for the Company remain open for examination.

Basic and diluted net income per share

Basic net loss per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (EPS) include additional dilution from common stock equivalents, such as stock issuable pursuant to convertible notes. Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be anti-dilutive for periods presented.  On March 31, 2022 and 2021, the Company had no common stock equivalents.

Research and Development Cost

Research and development (R&D) costs are expensed as incurred. R&D costs are related to the Company’s internally funded development of the Company medical licenses.  The Company has not incurred R&D costs  for the three months ended March 31, 2022 and 2021.

Stock Compensation

The Company accounts for share-based compensation in accordance with the fair value recognition provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) No. 718 and No. 505. The Company issues restricted stock to employees and consultants for their services. Cost for these transactions are measured at the fair value of the equity instruments issued at the date of grant. These shares are considered fully vested and the fair market value is recognized as expense in the period granted. The Company recognized consulting expenses and a corresponding increase to additional paid-in-capital related to stock issued for services. For agreements requiring future services, the consulting expense is to be recognized ratably over the requisite service period.

The Company uses the Black-Scholes-Merton valuation model for estimating the fair value of traded options and stock warrants.  There were no stock warrants or stock options outstanding on March 31, 2022 and December 31, 2021.

The Company recorded stock-based compensation of $-0- for the three months ended March 31, 2022 and 2021.

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Related Parties

The registrant follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the Related parties include (a) affiliates of the registrant; (b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; (c) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; (d) principal owners of the registrant; (e) management of the registrant; (f) other parties with which the registrant may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: (a) the nature of the relationship(s) involved; (b) description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; (c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and (d) amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Recently Issued Accounting Standards

Management believes recently issued accounting pronouncements will have no impact on the financial statements of the Company.

NOTE 2 - GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred material recurring losses from operations.  The Company has not generated material revenues since inception and has generated losses totaling $2,740,985 since inception.

The consolidated financial statements do not contain any adjustments to reflect the possible future effects on the classification of assets or the amounts and classification of liability that may result should the Company be unable to continue as a going concern.

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NOTE 3 – REVERSE ACQUISITION

On November 1, 2021, the Company (the “Legal Entity”) executed an Agreement and Plan of Merger with Anew Acquisition Corp, including the wholly own subsidiaries ANEW Oncology, Inc. and Anew Gene Therapy Inc., (the “Accounting Entity”), whereby each issued and outstanding share of the Accounting Entity common stock was converted into the right to receive one-one hundredth (1/100) of a share of the Company’s Series B preferred stock, par value $.001 per share. On November 1, 2021, the total Accounting Entity stock issued and outstanding was an aggregate of 40,525,000 shares and 46 shareholders which was converted into an aggregate of 405,250 shares of the Company’s Series B preferred stock. As stated in the Agreement and Plan of Merger, each share of Series B preferred stock shall automatically be converted into a number of shares of Company’s common Stock equal to the number of shares of Series B preferred stock being converted, multiplied by 100 on the date of the completion a reverse common stock split for an aggregate of 40,525,000 shares of the Company’s common stock.

The Agreement and Plan of Merger between the Company and the Accounting Entity was treated as a reverse acquisition for financial statement reporting purposes. Accordingly, the Accounting Entity’s liabilities and results of operations became the historical financial statements of the Company. The 1,044,861,360 outstanding shares of Legal Entity’s common stock prior to the Agreement and Plan of Merger agreement, were considered to be shares issued upon the reverse acquisition and the 1,000,000 Series C preferred stock were considered acquired during the reverse acquisition. The Company’s name will be changed to ANEW Medical, Inc.

As a result of the Agreement and Plan of Merger, Dr. Joseph Sinkule, the Legal Entity’s and Accounting Entity’s CEO and sole member of the Board of Directors, is the holder of 129,501 shares or 35% of the Company’s Series B preferred stock outstanding and 1,000,000 shares or 100% of the Company’s Series C preferred stock outstanding on a fully diluted basis.

The following table summarizes the fair values of assets acquired and Series C preferred stock assumed at the acquisition date of the Legal Entity.

Prepaid expenses	$5,282
Goodwill	636,334
Related party advances	(12,896)
Series C preferred stock	(110,000)

Total consideration	$518,720

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Pro-Forma Financial Information

The following unaudited pro forma data summarizes the results of operations for the year ended December 31, 2021, as if the Merger between the Company, and Accounting Entity had been completed on January 1, 2021. The pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the Merger had taken place on January 1, 2021.

December 31, 2021
Revenues	$-
New Loss	$(1,115,503)
Net loss per basic common share	$(0.01)
Weighted average common shares outstanding	171,758,032

NOTE 4 – PREPAID EXPENSES

Prepaid expenses consist of the following:

	March 31, 2022	December 31, 2021
OTC Market fees	$2,292	$3,667
Total	$2,292	$3,667

NOTE 5 – EQUITY TRANSACTIONS

The Company was established with three classes of stock, common stock – 1,500,000,000 shares authorized at a par value of $0.0001 Class B preferred stock 500,000 shares authorized at a par value of $0.001 and Class C preferred stock 5,000,000 shares authorized at a par value of $0.0001.

On March 31, 2022 and December 31, 2021, the Company issue and outstanding common stock was 1,044,861,360 shares, 405,250 shares of Class B preferred stock and 1,000,000 shares of Class C preferred stock. As a result of the November 1, 2021 reverse acquisition, the Company common stock and Class C preferred stock were consider issued on November 1, 2021. See Note 3 – Reverse Acquisition for a further discussion.

Class B Preferred stock

On October 15, 2021, the Company designated 500,000 shares of Series B convertible preferred stock “Series B preferred stock”. The holders of each share of the Series B preferred stock shall be entitled to receive dividends declared by the Board of Directors and conversion to 100 shares of the Company’s common stock.  In the event of a reverse common stock split, there will be no adjustment to the conversion of Series B preferred stock into shares of the Company’s common stock.

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On November 1, 2021, the Company executed an Agreement and Plan of Merger with Anew Acquisition Corp, whereby each issued and outstanding share of Anew Acquisition Corp common stock was converted into the right to receive one-one hundredth (1/100) of a share of the Company’s Series B preferred stock, par value $.001 per share. See Note 3 – Reverse Acquisition for a further discussion. On November 1, 2021, the total Anew Acquisition Corp, stock issued and outstanding was an aggregate of 40,525,000 shares and 46 shareholders which was converted into an aggregate of 405,250 shares of the Company’s Series B preferred stock. As stated in the Agreement and Plan of Merger, each share of Series B preferred stock shall automatically be converted into a number of shares of Company’s common Stock equal to the number of shares of Series B preferred stock being converted, multiplied by 100 on the date of the completion a reverse common stock split for an aggregate of 40,525,000 shares of the Company’s common stock.  The preferred stock was valued at $518,720 or $1.28 per share.

Common Stock

On November 1, 2021, the shareholders of Company approved a 1-for-2500 reverse split.  As of March 31, 2022, action has not been declared effective.

On November 1, 2021, the Company entered into an Agreement and Plan of Merger between the Company and Anew Acquisition Corp, whereby the 1,044,861,360 outstanding shares were considered to be shares issued upon the reverse acquisition. See Note 3 – Reverse Acquisition for a further discussion.

On February 21, 2022, the Company entered into a Stock Purchase Agreement with an individual to sell 1,666,667 shares of the Company’s common stock for $250,000 or $0.15 shares.  The shares issued will be calculated on a post-reverse split basis.  The Company has a planned 1-for-2500 reverse stock split of its common stock was not declared effective as of March 31, 2022.  The shares have not been issued to the individual at March 31, 2022.

NOTE 6 – MATERIAL CONTRACTS

On November 27, 2014, the Company signed a License Agreement and a Manufacturing and Supply Agreement  for the monoclonal antibody development license and supply agreement and related manufacturing with Reliance Life Sciences (RLS), the life science arm of Reliance Industries Pvt Ltd, the largest private company in India. The contract expires on November 27, 2024 with a 10-year renewal option.  The License Agreement intitles the Company to pay $100,000 per product for a total of three products with milestone payments for meeting certain criteria.  In addition, the Company will pay a quarterly royalty payment of 5% on net sales of finished products.    The Manufacturing and Supply Agreement contains an estimated acquisition price of active pharmaceutical ingredients  (API ) of $350,000 per Kg for each product developed. As of March 31, 2022, the Company has not generated any activity under the agreement.

On May 7, 2021 the Company sign a consulting agreement with a consultant to introduce the Company to a prospective investor/lender and includes a 5% commission fee. The contract terminates on May 7, 2022.  Additionally, contemporaneously with signing the agreement, the Company paid $10,000. As of March 31, 2022, the Company has not generated any activity under the agreement.

On October 10, 2021, the Company signed an Employment Agreement with Dr, Joseph Sinkule to serve as the Company’s CEO for three years ending on October 9th 2024.   In addition, My Sinkule will serve as a member of the board of directors for a five-year term. Mr. Sinkule’s annual salary will be $240,000 per year and increase to $360,000 per year upon raising a total of five million dollars ($5,000,000) or more in equity and/or debt financing.

On November 19, 2021, the Company sign a consulting agreement with an individual to raise capital for new medical products and commercialize such products for a 5% commission fee. As of March 31, 2022, the Company has not generated any activity under the agreement.

On January 24, 2022, the Company signed an exclusive, world-wide License Agreement with the University of Barcelona for a cell and/or gene therapy that has shown compelling activity in animal models of human Alzheimer’s disease and amyotrophic lateral sclerosis (“ALS” or “Lou Gehrig’s disease”). The gene therapy will also be applied to age-related diseases and rare (“Orphan”) diseases. Beginning on December 15, 2022, the annual license fee is 10,000 Euros. In addition, the Company will pay a Royalty equal to 3 % of net sales of finished products. As of March 31, 2022, the Company has not generated any activity under the agreement.

NOTE 7 – SUBSEQUENT EVENTS

The Company evaluated all events or transactions that occurred through July 5, 2022. During this period, the Company did not have any material recognizable subsequent events.

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